Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Provides Update on Positive 2016 Avocado Harvest

-Company Sold Approximately 11 Million Pounds of Avocado’s in Fiscal
2016 at $0.95 Per Pound-

Santa Paula, CA., August 25, 2016 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today announced an update on its recent avocado harvest and disposition of certain assets. In addition, the Company will report its financial results for the third quarter ended July 31, 2016 on Thursday, September 8, 2016.

Updating Avocado Fiscal Year 2016 Outlook

For the fiscal year ending October 31, 2016, the Company sold approximately 11.0 million pounds of avocados at approximately $0.95 per pound which exceeded the upper end of its previous fiscal 2016 guidance range. The Company continues to expect to sell between 2.7 million and 3.0 million cartons of fresh lemons at an average price of approximately $23.00 per carton.

For fiscal year 2016, the Company expects GAAP operating income for fiscal year 2016 to be approximately $8.6 million to $9.1 million. Including approximately $3.4 million gain on sale of stock in Calavo Growers, Inc., fiscal year 2016 EBITDA is now expected to be in the range of $18.9 million to $19.4 million and fiscal year 2016 earnings per diluted share are expected to be in the range of $0.45 to $0.50. Excluding $1.2 million of transaction costs incurred in connection with the Limoneira/Lewis joint venture and the gain on sale of Calavo Growers Inc. stock, fiscal year 2016 EBITDA and earnings per diluted share are expected to be in the range of $16.7 million to $17.2 million and $0.33 to $0.38, respectively.

About Limoneira Company

Limoneira Company, a 124-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.